UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2015

NAKED BRAND GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52381	99-0369814
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10th Floor – 95 Madison Avenue, New York, NY 10016
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 212.851.8050

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2015 (the “Effective Date”), Naked Brand Group Inc. (the “Company”) entered into a Collaboration & Endorsement Agreement (the “Agreement”) with Wade Enterprises LLC (“Wade Enterprises”), an Alaska limited liability company f/s/o Dwyane Wade (together with Wade Enterprises, “Wade”) pursuant to which, among other things, the Company engaged Wade for collaboration in business development for, and Mr. Wade’s endorsement of, certain of the Company’s “innerwear” products (the “Naked Products”).

Pursuant to the Agreement, Wade granted to the Company an exclusive, worldwide right to use Mr. Wade’s name, image and other intellectual property for the endorsement, promotion and sale of the Naked Products (including the Wade Products, as described below). In addition, the Agreement provides that the parties will collaborate on the design and manufacture of a new line of innerwear (the “Wade Products”) and will collaborate to establish a mutually acceptable marketing campaign for the Wade Products. The Agreement also provides that Mr. Wade will make himself available for certain marketing purposes. In addition, Wade agreed to not engage in any business or other transaction or have any financial or personal interest in any entity whose primary or core business is selling or manufacturing innerwear during the term.

As compensation for Wade’s services under the Agreement, Wade will receive certain royalty payments. The Company also granted Wade warrants to purchase shares of common stock of the Company at an exercise price equal to the closing price of the Company’s common stock on the Effective Date (the “Warrants”). Certain of the Warrants will vest over a period of three years or upon a “change of control” (as defined in the Agreement), while certain of the Warrants will vest upon the occurrence of certain events specified in the Agreement. In the event the Company terminates the Agreement due to a material breach by Wade, the Warrants will be forfeited.

On the Effective Date, Mr. Wade joined the Advisory Board of the Company. For a period of eighteen months following the Effective Date, Mr. Wade also has the option in his sole discretion to become a member of the Board of Directors of the Company.

The initial term of the Agreement will expire on June 15, 2019, however the term may be extended for up to three (3) years by mutual agreement of the parties. The Company may terminate the Agreement in the event that Wade fails to perform any of the services required to be performed by Wade under the Agreement or breaches any of its other covenants or agreements set forth in the Agreement. Wade may terminate the Agreement in the event the Company (i) fails to provide consideration due pursuant to the Agreement within ten days following the date such consideration is due to be paid or (ii) breaches any covenant or agreement set forth in the Agreement. Wade may also terminate the Agreement in the event the Company is adjudicated as insolvent or declares bankruptcy.

The Agreement also contains representations and warranties of the parties and indemnification, independent contractor, confidentiality and non-competition clauses that are customary for transactions similar in nature to those contemplated by the Agreement.

The above description of the Agreement is not complete and is qualified in its entirety by the Agreement. The Company intends file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending July 31, 2015 (the “Form 10-Q”). The Company intends to seek confidential treatment for certain provisions of the Agreement, including provisions relating to the royalty payments and terms of the warrants, at the time the Form 10-Q is filed with the Securities and Exchange Commission.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference. The Company issued the Warrants to Wade pursuant to the Agreement in reliance on exemptions from registration under the Securities Act of 1933, as amended, as set forth in Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder. The issuance of the Warrants pursuant to the Agreement constitutes a privately negotiated transaction, not involving an underwriter, between the Company and Wade.

Item 7.01 Regulation FD Disclosure

On June 18, 2015, we issued a press release with respect to the Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated June 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAKED BRAND GROUP INC.

Date: June 18, 2015	By:	/s/ Michael Flanagan
Michael Flanagan
Chief Financial Officer